Exhibit 99.1

                   LIGHTPATH TECHNOLOGIES, INC. ANNOUNCES TWO
                    ACTIONS THAT AFFECT ITS CAPITAL STRUCTURE
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FOR IMMEDIATE RELEASE

(MAY 9, 2000) - ALBUQUERQUE, NEW MEXICO -- LightPath Technologies, Inc. (NASDAQ:LPTHA), announced today that it has taken two separate actions which are aimed at simplifying and clarifying its capital structure. The actions affect the Company's remaining class B warrants and class E shares.

Since the end of December 1999, when the Company met the requirements to call for the redemption of its class A warrants, it has sought ways to further simplify and clarify its capital structure. The class A warrant redemption was successfully completed in February 2000 and during the same period over half of the class B warrants were exercised on a voluntary basis. Additionally, since this time, several of the Company's class E shareholders have written to the Company seeking some level of consideration for their class E shares, which are set to expire and be redeemed on September 30, 2000.

First, the Company intends to exercise its right to call for redemption all of its outstanding class B warrants. Second, the Company has filed an action in the State of Delaware clarifying the Company's right to redeem the class E shares following June 30, 2000 for the agreed upon amount of $.0001 per share.

The date of the class B warrant call will be Monday, May 15, 2000. Letters of instruction will be mailed to all holders of class B warrants on that day. Each class B warrant is exercisable at $8.75 per warrant prior to 5:00 p.m. (Eastern Standard Time), on June 13, 2000. If a class B warrant is exercised, the holder will receive one share of LightPath Technologies, Inc. common stock (LPTHA). After 5:00 p.m. on June 13, 2000, the class B warrants will no longer be exercisable, and holders will have the right to receive only the redemption price of $.05 per warrant. The Company estimates that there are approximately
2.65 million class B warrants outstanding, which, if exercised, would generate additional proceeds of approximately $22 million to the Company.

On May 2, 2000, the Company filed an action with the Chancery Court of the State of Delaware, New Castle County asking for a declaratory judgment with respect to the right of the Company to redeem its Classes E-1, E-2 and E-3 common stock and the subsequent loss of the right of such shareholders to vote at the Company's Annual Meeting to be held on October 6, 2000.
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Don Lawson,  President & CEO  commented,  "The result of these two actions is to bring both of these share overhang issues to closure by the end of our fiscal year in June 2000. We have previously had over half of the class B warrants exercised on a voluntary basis and this call for redemption will close out the balance. With regard to the E shares, the steps taken to seek this declaratory judgment were necessary to settle this in a non-adversarial manner, which is in the best interest of all shareholders."

Questions and requests for assistance in connection with the warrant redemption should be directed to the following Company representative:

Donna Bogue, VP Finance
LightPath Technologies, Inc.
(505) 342-1100 - Telephone
(505) 342-1111 - Fax
Email - dbogue@light.net

LightPath manufactures its proprietary collimator assemblies and GRADIUM(R) glass products at its headquarters in Albuquerque. The Company's subsidiary, Horizon Photonics, manufacturers isolator products utilizing its proprietary automation technology in Walnut, California. LightPath has recently announced the opening of a second office in Warren, NJ for the purpose of development of various optical switch products. The Company has 22 U.S. patents, plus 4 more pending, associated with its optical technologies. In addition, various foreign countries have issued a total of 8 patents with 9 patents pending. LightPath common stock trades on the NASDAQ SmallCap Market under the stock symbol LPTHA.

Contact:  Don Lawson, President & CEO
          LightPath Technologies, Inc. (505) 342-1100
          Email: dlawson@light.net

THIS NEWS RELEASE INCLUDES STATEMENTS THAT MAY CONSTITUTE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THIS INFORMATION MAY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, FACTORS DETAILED BY LIGHTPATH TECHNOLOGIES, INC. IN ITS PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.